                                                                  Exhibit 10(o)

               SEPARATION AND CONTINUING EMPLOYMENT AGREEMENT

     This Separation and Continuing Employment Agreement ("AGREEMENT") is entered into this 1st day of March, 2000, by and between Tenet Healthcare Corporation ("TENET") and Mr. Trevor Fetter )"MR. FETTER") who agree as follows:

     WHEREAS, Mr. Fetter has been employed as Chief Corporate Officer and Chief Financial Officer for Tenet;

     WHEREAS, Tenet has made a strategic decision to invest in and develop an internet-based technology which enables group purchasing to be conducted electronically which business shall be run through a joint venture company ("BROADLANE, INC.") established by Tenet (currently the majority shareholder) and Ventro Corporation;

     WHEREAS, Mr. Fetter has been instrumental in developing the Broadlane, Inc. venture;

     WHEREAS, Tenet desires that Mr. Fetter assume the position of Chief Executive Officer of Broadlane, Inc. and that Broadlane, Inc. assume responsibility for a portion of Tenet's corporate material resource management operations and its group purchasing functions through a management service (outsourcing) agreement;

     WHEREAS, Tenet desires to retain the services of Mr. Fetter as a part-time employee to consult with Tenet and assist it on matters with which Mr. Fetter had knowledge or experience while an executive with Tenet as well as other matters that are within his area of business expertise and skill; and

     WHEREAS, Mr. Fetter agrees to resign his full-time employment with Tenet to assume the position of Chief Executive Officer of Broadlane, Inc. and to enter into part-time employment with Tenet pursuant to the terms of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

1. COMMENCEMENT DATE: Mr. Fetter's last day of full-time employment with Tent will be February 29, 2000 ("RESIGNATION DATE"). Mr. Fetter's part-time employment will commence on March 1, 2000. As a part-time employee, Mr. Fetter will not have an implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of Tenet, except as otherwise specifically provided for in this Agreement or pursuant to express authorization from Tenet or its authorized employees.


                                    1 of 8

2. SEPARATION COMPENSATION AND BENEFITS: Tenet will pay Mr. Fetter all past compensation due Mr. Fetter for his services as Chief Corporate Officer and Chief Financial Officer as of the Resignation Date. Any unused Manager's Time Off benefits that Mr. Fetter had as of the time of his resignation shall transfer to Broadlane, Inc. and shall be immediately available for use by Mr. Fetter. In addition, Mr. Fetter and Tenet agree that Mr. Fetter will receive one hundred percent (100%) of the Tenet FY2000 Annual Incentive Plan ("AIP") award that Mr. Fetter would have been eligible for had he continued his full-time employment with Tenet through August 2000, at which time the award shall be payable to Mr. Fetter.

3.   PART-TIME EMPLOYMENT COMPENSATION AND BENEFITS:

     a. The term of Mr. Fetter's part-time employment with Tenet shall be for a period of forty-two (42) months commencing on March 1, 2000 and ending on August 31, 2003 hereafter (the "TERM OF EMPLOYMENT"). During the Term of Employment, Mr. Fetter will report to the Chairman and CEO of Tenet and provide the following services:

         (1) assist Tenet in seeking to strengthen and build upon its BuyPower business relationships;

         (2) assist Tenet in seeking to convert its BuyPower customers to Broadlane, Inc.;

         (3) provide advice to Tenet on E-commerce technology and other internet business opportunities; and

         (4) provide advice and/or assistance to Tenet on matters that were within Mr. Fetter's knowledge and experience while employed as its Chief Corporate Officer and Chief Financial Officer.

     Mr. Fetter shall make himself available for such services at mutually convenient time(s) and place(s) upon notice from Tenet's Chairman and CEO or his/her authorized designee. Tenet shall compensate Mr. Fetter for such services at the rate of six thousand five-hundred dollars ($6,500.00) per month ($78,000 per year) for each of the forty-two (42) months of employment under this Agreement for a total compensation of two hundred seventy-three thousand dollars ($273,000). Such compensation shall be paid bi-weekly throughout the Term of Employment, less all tax deductions and other withholdings. In addition, Tenet will reimburse Mr. Fetter for all actual documented reasonable out-of-pocket expenses necessarily incurred in providing his services under this Agreement, including, without limitation, travel, lodging and meals.

     b. Tenet and Mr. Fetter further agree that Mr. Fetter's stock options granted by Tenet in shares of its common stock (the "TENET OPTIONS") shall continue to vest during the Term of Employment, so long as he remains a part-time employee of Tenet, but in no


                                    2 of 8
event longer than the initial term of the options. Upon Mr. Fetter's termination of part-time employment with Tenet, Mr. Fetter shall have ninety
(90) days to exercise any and all vested Tenet Options.

     c. Mr. Fetter and his dependents shall continue to receive health and welfare benefits under Tenet's benefit plans on the same cost basis as when Mr. Fetter was employed full-time until such time as he is eligible for benefits under Broadlane, Inc.'s health and welfare benefits plan. Tenet shall include Mr. Fetter as an eligible member of the applicable plan.

     d. Mr. Fetter and Tenet agree that although Mr. Fetter is a participant in Tenet's Supplemental Executive Retirement Plan ("SERP"), he is not currently entitled to receive any payment of his SERP benefits. Mr. Fetter understands and agrees that he will not accrue additional SERP benefits as a part-time employee of Tenet under this Agreement, however, if Mr. Fetter returns to full-time employment with Tenet upon the termination of his employment under this Agreement, he will be provided SERP credit for all the time he was employed pursuant to this Agreement, and he will be reinstated into the SERP plan irrespective of the title and executive position he ultimately accepts upon his return as a full-time employee. If, on the other hand, Mr. Fetter fails to return to full-time employment with Tenet, he will be entitled to only those SERP benefits which had accrued as of February 29, 2000.

     e. Except as expressly provided herein, given the part-time nature of Mr. Fetter's employment, he shall not be entitled to any other fringe benefits offered by Tenet to its employees.

4. TENET REPRESENTATIONS AND WARRANTIES: Tenet hereby represents and warrants each of the following which Mr. Fetter has relied on in entering into this Agreement and in consenting to the terms of the release contained below:

     a. With respect to the amendments made to the SERP as described more fully in paragraph 3(d) above, Tenet has the authority, pursuant to the terms of each respective plan to amend the terms thereof through an agreement with a plan participant and that such amendment shall be valid and binding on Tenet and any successor to Tenet's business whether through asset sale, merger, consolidation or any corporate restructuring;

     b. The terms of Tenet's health and welfare benefit plan permit the inclusion of Mr. Fetter and his dependents as individuals entitled to coverage under the plan; and

     c. Tenet's agreement to extend the period during which Mr. Fetter's Tenet Options will vest, as set forth in paragraph 3b above, is permitted under the terms of Tenet's stock option plan, and such extension shall be binding on Tenet and any successor to Tenet's business whether through asset sale, merger, consolidation or any corporate


                                    3 of 8
restructuring.

5. TERMINATION ONLY FOR CAUSE: This Agreement may be terminated by Tenet prior to its term only for "cause". The term "cause" is defined as: dishonesty, fraud, willful misconduct, breach of fiduciary duty, violation of law in performing job duties (except traffic violations, or similar minor infractions), or a willful breach of this Agreement where such breach results in demonstrably material injury to Tenet or any of its affiliates.

6. OFFICE SPACE: Tenet agrees to provide suitable office space and a dedicated administrative assistant for use by Mr. Fetter in its Santa Barbara headquarters for the period from March 1, 2000 through May 31, 2002 and Tenet will provide Mr. Fetter use of an unstaffed office at its Dallas Operations Center for the period from March 1, 2000 through May 31, 2001. After said dates Tenet will provide Mr. Fetter such office space and clerical assistance as is necessary in order for him to perform the duties required of him by this Agreement.

7. CONFIDENTIAL INFORMATION: Mr. Fetter agrees that all confidential information that comes or has come into his possession by reason of his past or present employment with Tenet is the property of Tenet and shall not be used except in the course of employment by Tenet and for Tenet's exclusive benefit. Further, Mr. Fetter shall not, during his employment or thereafter, disclose or acknowledge the content of any confidential information to any person who is not an employee, officer or director of Tenet authorized to possess such confidential information. "Confidential information" means all proprietary and other confidential information relating to the business and operations of Tenet. Confidential information includes by way of illustration and without limitation: trade secrets, business plans, marketing plans and strategies, pricing information, financial data, customer, patient and supplier information, regulatory approval strategies, new service line and contract products, and other information that was developed, assembled, gathered by, or originated with Tenet for its own private use. Notwithstanding, nothing herein is intended to preclude the use or disclosure of such information by Mr. Fetter as is necessary to the performance of his duties under this Agreement and in furtherance of Tenet's best interests, or as required by applicable law, or as otherwise authorized by Tenet. Mr. Fetter agrees that upon the termination of his employment with Tenet, he will deliver all documents, writings, electronic storage devices, and other tangible things containing any confidential information to Tenet without making or retaining copies, excerpts, or notes of such information. Under no circumstances, however, shall this paragraph 7 be interpreted in any way to restrict or otherwise prevent Mr. Fetter from fully performing his employment duties on behalf of Broadlane.

8. NON-COMPETITION/NON-INTERFERENCE: During any periods of time that he is receiving payments from Tenet or a successor, as provided herein, Mr. Fetter will not compete, directly or indirectly, with Tenet in any market where
Tenet does business. "Compete" means and includes rendering services, accepting employment, consultation, or any other


                                   4 of 8
business relationship with any company, association, affiliation, consortium, or other for-profit or not-for-profit organization that provides acute care general hospital health care services, or any other line of business that constitutes at least ten percent (10%) of Tenet's annual revenue volume. Mr. Fetter also agrees that during the periods stated in this paragraph, he will not (i) directly or indirectly solicit or encourage in any manner the resignation or reaffiliation of any employee, physician, contractor, or professional health care provider that is employed by, affiliated or associated with Tenet or any affiliated entity; (ii) directly or indirectly solicit or divert customers, vendors, or business of Tenet of any affiliated entity; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with Tenet or any affiliated entity. The provisions of this paragraph 8 shall apply irrespective of the type or reason for termination of employment. Tenet hereby acknowledges and consents to Mr. Fetter's employment as Chairman and Chief Executive Officer of Broadlane, Inc. Accordingly, Tenent agrees that the restrictive covenants and non-solicitation provisions of this paragraph 8 shall not apply to Mr. Fetter's employment with Broadlane (or its successors or permitted assigns). Mr. Fetter acknowledges and agrees that he considers the restrictions set forth in this paragraph to be reasonable both individually and in the aggregate, and that the duration, geographic scope, extent and application of each of these restrictions are no greater than is necessary for the protection of Tenet's legitimate interests. It is the desire and intent of Mr. Fetter and Tenet that the provisions of this paragraph shall be enforced to the fullest extent possible under the laws and public policies of the State of California, or where applicable, under the laws of each jurisdiction in which enforcement is sought. Tenet and Mr. Fetter further agree that if any particular provision or portion of this paragraph shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Tenet and Mr. Fetter further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with modification as may be necessary to make it valid, and Mr. Fetter and Tenet empower a court or arbitrator hereunder of competent jurisdiction, to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties' intent to grant Tenet the maximum allowable protection consistent with the applicable law and facts and the express exceptions contained herein.

9. ENFORCEMENT/SEVERABILITY/REFORMATION: The parties agree that a breach or threatened breach of any protective or restrictive provisions contained in paragraphs 7 and 8 above will cause immediate irreparable harm to Tenet for which legal remedies alone are inadequate to compensate. Therefore, Mr. Fetter agrees that these provisions shall be enforceable by equitable process of injunction in addition to, but without limitation of, any monetary damages, sanctions or other legal remedies available, plus recovery by Tenet of its reasonable attorney's fees and expenses incurred in enforcing these provisions. The parties further agree that in the event that any provisions of this Agreement are declared invalid or unenforceable, as written, the remaining provisions shall not be abridged or



                                   5 of 8
affected.

10. DUTY OF COOPERATION: During the term of this Agreement, Mr. Fetter will cooperate fully with Tenet, upon request, up to a maximum of twenty (20) hours per month in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which either have occurred, or will occur, during Mr. Fetter's employment by Tenet, and for which Mr. Fetter has or had knowledge and/or responsibility in his position as Chief Corporate Officer and Chief Financial Officer. Such continuing duty of cooperation shall include making himself available to Tenet, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to Tenet and its legal counsel upon request. Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred in assisting Tenet in this manner, such as travel, lodging and meals. Nothing in this paragraph is intended to cause Mr. Fetter to waive his rights to protect his own legal interests in the event of a lawsuit or legal claim against Tenet or Mr. Fetter. The parties agree that no provision of this paragraph shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties. In addition, Mr. Fetter at all times will retain any and all rights of indemnification agreements for any alleged act or failure to act on his part within the course and scope of Mr. Fetter's employment with Tenet.



                                   6 of 8

11. RETURN OF ALL PROPERTY: Mr. Fetter shall further return to Tenet all property in his possession or control which Tenet has not permitted him to retain, including, without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Mr. Fetter prepared or obtained during the course of his employment with Tenet.

12. FAIR TREATMENT PROCESS: Mr. Fetter acknowledges that he has received a copy of Tenet's Fair Treatment Process (the "FTP") and has had an opportunity to review the FTP prior to executing this Agreement. The FTP and its provisions shall be deemed incorporated into this Agreement. Mr. Fetter and Tenet agree to the full extent permitted by law that in lieu of a jury trial, any dispute over the validity, enforcement, scope, breach or Interpretation of this Agreement and any dispute regarding unreleased claims or future claims between the parties. If any, shall be submitted and/or resolved in accordance with the terms of the FTP and any successor thereto, including final and binding arbitration pursuant to the provisions of the applicable Employment Dispute Resolution Rules of the American Arbitration Association.

13. ENTIRE AGREEMENT: Except for the various plan documents which relate to the employee benefits provided herein, this Agreement contains the entire agreement and understanding between Tenet and Mr. Fetter relating to his separation from full time employment and commencement of part time employment with Tenet, and is intended to supersede all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

16. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of Mr. Fetter, Tenet and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

17. COUNTERPARTS: This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18. CHOICE OF LAW: This Agreement shall be construed and enforced in accordance with, and governed by, the laws of California.

19. VOLUNTARINESS: Mr. Fetter represents and affirms that he has carefully read and fully understands the provisions of this Agreement and that he is voluntarily entering into this Agreement.

    IN WITNESS HEREOF, the parties have agreed to be bound by the terms of this Agreement commencing on the date first written in the introductory paragraph above.


                                     7 of 8

Dated:
      ---------------------------, 2000    ------------------------------------
                                           Trevor Fetter


                                           TENET HEALTHCARE CORPORATION

Dated
     ----------------------------, 2000   By
                                            -----------------------------------

                                          Its
                                             ----------------------------------


                                     8 of 8